SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Unisys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422

March 16, 2011

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2011 Annual Meeting of Stockholders. This year’s meeting will be held on Wednesday, April 27, 2011, at the Philadelphia Marriott West, which is located at 111 Crawford Avenue in West Conshohocken, Pennsylvania. The meeting will begin at 9:30 a.m.

Our financial results in 2010 reflect the progress we have made toward creating a more focused, competitive Unisys. For the second consecutive year, we increased our operating profit, growing operating income by 14% on lower revenue. We improved our full-year operating profit margin to 9.3%, and were within our targeted 8-10% operating margin range in our services business in the last two quarters of the year. We made further progress in generating cash and strengthening our balance sheet, ending 2010 with more cash than debt. We also divested a number of non-core businesses and tightened our geographic footprint. We are focused on continuing our progress in 2011.

As we did last year, we are making the proxy materials for this year’s annual meeting available to our stockholders over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe these rules allow us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. The Notice of Internet Availability of Proxy Materials that you received in the mail contains instructions on how to access this proxy statement and the 2010 annual report and vote online. The Notice also includes instructions on how you can request a paper copy of the annual meeting materials.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

J. Edward Coleman
Chairman and Chief
Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 27, 2011

Unisys Corporation will hold its 2011 Annual Meeting of Stockholders at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Wednesday, April 27, 2011, at 9:30 a.m., local time, to:

1. elect eight directors;

2. ratify the selection of the Company’s independent registered public accounting firm for 2011;

3. approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 72,000,000 to 100,000,000;

4. hold an advisory vote on executive compensation;

5. hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

6. transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on February 28, 2011 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March 16, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on April 27, 2011:

The Company’s proxy statement and annual report are available on our website at www.unisys.com/go/proxy and www.unisys.com/go/annual.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

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UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 27, 2011

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2011 Annual Meeting of Stockholders to be held on April 27, 2011 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 72,000,000 to 100,000,000; (4) approve, on an advisory basis, the compensation of the Company’s named executive officers, (5) vote, on an advisory basis, on the frequency with which the Company should hold an advisory vote on executive compensation and (6) transact any other business properly brought before the meeting.

The record date for the annual meeting is February 28, 2011. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 42,975,871 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2010, are being sent or given to stockholders on or about March 16, 2011.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote in person at the meeting.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, (4) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, (5) for the approval, on an advisory basis, of an advisory vote on executive compensation EVERY YEAR and (6) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors, the resolution regarding the compensation of the Company’s named executive officers and the vote regarding the frequency of advisory votes on executive compensation are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm and the proposal to amend the Company’s Restated Certificate of Incorporation are considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of February 28, 2011. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 25, 2011. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1).  Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “For” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors include votes to “Withhold” authority but do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2); Advisory Vote on Executive Compensation (Item 4).  The proposal to ratify the selection of the Company’s independent registered public accounting firm and the advisory resolution to approve executive compensation will each be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

Amendment to Restated Certificate of Incorporation (Item 3).  The proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock will require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the proposal.

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (Item 5).  Stockholders will have the option of selecting a frequency of every year, every two years or every three years for the advisory vote on executive compensation. The Company will consider the alternative receiving the greatest number of votes as the frequency that stockholders approve. Abstentions and broker non-votes will therefore have no effect on the vote.

The advisory votes on executive compensation (Item 4) and on the frequency of the advisory vote on executive compensation (Item 5) are not binding on the Company. However, the Company will review and consider the results of these advisory votes when making future executive compensation decisions and when making determinations as to when the Company will again submit the advisory vote on executive compensation to stockholders for approval.

ELECTION OF DIRECTORS
(Item 1)

The Board of Directors currently consists of nine members, each of whose term expires at the annual meeting. J.P. Bolduc will retire from the Board at the annual meeting because he has attained the mandatory retirement age of 70. Each of the remaining eight directors has been nominated for reelection for a term expiring at the 2012 annual meeting. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

J. EDWARD COLEMAN
Mr. Coleman, 59, is Chairman and Chief Executive Officer of Unisys. He has been with Unisys since 2008. Mr. Coleman has been in the information technology industry for more than 30 years, serving as Chief Executive Officer of Gateway, Inc. from 2006 to 2008; as Senior Vice President and President of enterprise computing solutions at Arrow Electronics from 2005 to 2006 and as Chief Executive Officer of CompuCom from 1999 to 2004. He also served as a director of Gateway, Inc. from 2006 to 2007, as chairman of CompuCom from 2001 to 2004 and was a director of CompuCom from 2000 to 2004. Prior to that, he held various leadership and executive positions at Computer Sciences Corporation and IBM Corporation. Mr. Coleman currently serves as a director of Lexmark International, Inc. He has served as a director of Unisys since 2008.

Under Mr. Coleman’s leadership, Unisys has focused its resources and investments, streamlined operations and cut costs, which has resulted in significantly improved profitability and cash flow. This, coupled with Mr. Coleman’s extensive experience in the information technology business, positions him well to serve as the company’s Chairman and Chief Executive Officer.

JAMES J. DUDERSTADT
Dr. Duderstadt, 68, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He served as a director of CMS Energy Corporation from 1994 to 2004. He has served as a director of Unisys since 1990 and is chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

Dr. Duderstadt brings to the Board not only the management expertise and unique perspective gained from serving as the president of a major state university but also substantial technical knowledge, particularly in the areas of science, mathematics and engineering. Dr. Duderstadt serves on several major national boards and study commissions in areas such as federal science policy, higher education, information technology, energy sciences, and national security. This, combined with his more than ten years of service as a director of Unisys, make him a valued contributor to the Board of Directors.

HENRY C. DUQUES
Mr. Duques, 67, is a retired Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company, a position he held from 1992 to 2002 and from 2005 to 2007. Mr. Duques served as a director of First Data Corporation from 2003 to 2005, of SunGard Data Systems, Inc. from 2003 to 2005 and of CheckFree Corporation from 2003 to 2005. He has served as a director of Unisys since 1998, was the non-executive Chairman of the Board from 2006 until October 2008 and currently serves as Lead Director. He is a member of the Audit Committee and the Compensation Committee.

Mr. Duques is an experienced business leader with the skills necessary to be our Lead Director. He served as Chairman and CEO of First Data, a public company in an industry in which Unisys participates, for over 10 years. As a director of Unisys for more than 10 years and its non-executive Chairman from 2006 to 2008, he has gained a deep understanding of the Company. His previous experience on the boards of other public companies, some within our industry, further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

MATTHEW J. ESPE
Mr. Espe, 52, is a director and Chief Executive Officer and President of Armstrong World Industries, Inc., a worldwide designer and manufacturer of floors, ceilings and cabinets. Prior to joining Armstrong World Industries, Mr. Espe was a director and Chairman and Chief Executive Officer of Ricoh Americas Corporation, a subsidiary of Ricoh Co. Ltd., from April to July 2010 and a director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 until April 2010. IKON was acquired by Ricoh in 2008. Prior to joining IKON, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. Mr. Espe served as a director of Graphic Packaging Holding Company from 2009 until July 2010. He has served as a director of Unisys since 2004 and is a member of the Audit Committee and the Finance Committee.

With his experience as the chief executive officer of Armstrong World Industries, Ricoh Americas and IKON and as a senior executive at General Electric, Mr. Espe brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. At IKON, he oversaw the transition of the company from primarily an equipment provider to one that also provides information technology services, a transition that Unisys has also made. Drawing from that experience, he brings a unique perspective to our Board.

DENISE K. FLETCHER
Ms. Fletcher, 62, is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. During 2004 and 2005 she served as a director of Sempra Energy and of Orbitz, Inc., where she chaired its audit committee. She has served as a director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with deep knowledge of financial and tax matters and financial reporting, and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard and Bowne have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

LESLIE F. KENNE
Ms. Kenne, 63, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs.

She is currently an independent consultant for various defense companies and/or agencies. Ms. Kenne served as a director of EDO Corporation from 2004 to 2007 and is currently a director of Harris Corporation and Oshkosh Corporation. She has served as a director of Unisys since 2006 and is a member of the Nominating and Corporate Governance Committee.

As a retired Air Force Lieutenant General, Ms. Kenne brings a unique perspective to our Board. In addition to her successful record of leadership and military service, she has first hand experience on large government projects and on the government procurement process, experience that is valuable given the Company’s public sector business. Through her consultancy work, she also has knowledge of the security market, a market that Unisys serves.

CHARLES B. MCQUADE
Mr. McQuade, 69, retired in 2002 from the position of Chairman and Chief Executive Officer of Securities Industry Automation Corp. (SIAC) (now wholly owned by NYSE Euronext) after more than 20 years of service as Chief Executive Officer. He was a director of Greenpoint Financial from 1992 until its acquisition by North Fork Bank in 2002 and a director of Gartner, Inc. from 1999 through 2000. He has served on numerous industry and educational advisory boards. Mr. McQuade has served as a director of Unisys since 2008 and is chairman of the Compensation Committee and a member of the Finance Committee.

By virtue of his more than 20 years serving as chief executive officer of SIAC, a company known as a technological leader in the securities industry, Mr. McQuade brings to the Board valuable knowledge in the areas of automated information handling and communications systems. In addition, his service on various industrial and educational advisory boards allows him to bring a variety of viewpoints and perspectives to Board deliberations.

PAUL E. WEAVER
Mr. Weaver, 65, has over 30 years of experience in providing accounting, audit and business advisory advice and services. He was with PricewaterhouseCoopers from 1972 to 2006, serving as the firm’s Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver is currently a director of AMN Healthcare, Inc. and WellCare Health Plans, Inc. He also served as a director of Gateway, Inc. from 2006 to 2007 and as a director of Idearc Media from 2006 to 2009. Mr. Weaver has served as a director of Unisys since February 2010 and is chairman of the Audit Committee and a member of the Compensation Committee.

Mr. Weaver’s experience in leadership and governance roles within PricewaterhouseCoopers, his position as head of the firm’s global technology practice and his years of experience providing audit and advisory services to a number of the world’s largest multinational companies make him particularly suited to be a director of Unisys and a member of the Audit and Compensation Committees. In addition, his service on other boards and committees, including as chairman of the audit committees of AMN Healthcare and WellCare Health Plans, and as a member of the compensation committee of WellCare, gives him valuable knowledge and perspective.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held six meetings in 2010. During 2010, all directors attended at least 75% of the meetings of the Board of Directors and standing committees on which they served.

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors attended the 2010 annual meeting.

Independence of Directors

All of the Company’s directors other than Mr. Coleman meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2010. In particular, one of the Company’s non-employee directors, Mr. Espe, served during 2010 as chief executive officer of companies that did business with Unisys in the ordinary course. Combined Unisys sales to and purchases from each of those companies in 2010 represented less than one percent of that company’s annual revenue.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s Internet web site at www.unisys.com in the Investor Relations section under Corporate Governance and is also available in print to any stockholder who requests it.

Audit Committee

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal financial and accounting controls, (3) the independence and qualifications of its independent registered public accounting firm, (4) the performance of its internal auditors and independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs and (6) the Company’s risk assessment and risk management policies. The Audit Committee held seven meetings in 2010. Its members are Mr. Duques, Mr. Espe, Ms. Fletcher and Mr. Weaver (chair). The Board has determined that each of Mr. Duques, Mr. Espe, Ms. Fletcher and Mr. Weaver is an audit committee financial expert as defined by the SEC.

Compensation Committee

The Compensation Committee oversees the compensation of the Company’s executives, the Company’s executive management structure, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the chief executive officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s chief executive officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of

“Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2010, the outside compensation consultant engaged by the Compensation Committee was Pearl Meyer & Partners. During 2010, Pearl Meyer & Partners and its affiliates did not provide any additional services to the Company or its affiliates. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held seven meetings in 2010. Its members are Dr. Duderstadt, Mr. Duques, Mr. McQuade (chair) and Mr. Weaver.

Finance Committee

The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Finance Committee held five meetings in 2010. Its members are Mr. Bolduc (chair), Mr. Espe and Mr. McQuade.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. The Nominating and Corporate Governance Committee held six meetings in 2010. Its members are Dr. Duderstadt (chair), Ms. Fletcher and Ms. Kenne.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above in Item 1.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

As set forth in paragraph 4 of “Corporate Governance Guidelines” below, the Board does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Over the last several years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate chairman and chief executive officer, with the chairman being a member of the Company’s management (2005); separate non-employee chairman and chief executive officer (2006-2008) and combined chairman and chief executive officer (October 2008 to present). The Board believes that its current leadership structure, with Mr. Coleman serving as both chief executive officer and board chairman, is appropriate given Mr. Coleman’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and the Company’s strong corporate governance structure. Pursuant to the Company’s governance guidelines, whenever the chairman is an employee of the Company, the Board elects a lead director from its independent directors. The lead director is currently Mr. Duques. The chairman and chief executive officer consults periodically with the lead director on Board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit Committee regarding their design and effectiveness. The Audit Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Finance Committee regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets. It also oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Risk Assessment of Compensation Policies and Practices

The Company has conducted an internal risk assessment of its employee compensation policies and practices, including those relating to its non-executive officers, and has concluded that these compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on it. In performing its assessment, the Company inventoried all of its compensation plans, with particular emphasis on incentive compensation plans, and assessed the risks, including financial and operational risks, of those plans. This assessment included an evaluation of the plans’ structure and philosophy, design characteristics and performance measurement features, including (a) compensation mix, (b) performance metrics and the relationship between those metrics and the Company’s business strategy and the creation of long-term stockholder value, (c) whether caps and thresholds exist, (d) length of performance and vesting periods and (e) the existence of risk mitigating factors such as stock ownership guidelines. The Compensation Committee has reviewed this assessment.

Compensation of Directors

In 2010, the Company’s non-employee directors received an annual retainer/attendance fee for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. In addition, Mr. Duques received a $25,000 annual retainer for serving as Lead Director; chairmen of committees other than the audit committee each received a $5,000 annual retainer; and the chair of the audit committee received a $20,000 annual retainer. On February 11, 2010 each non-employee director received a grant of 3,786 restricted stock units that vested 100% on the date of grant.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also have the opportunity to defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Beginning in 2011, directors also have the right to defer receipt of restricted stock units. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The table below provides a summary of Director Compensation for 2010.

					Change in
	Fees				Pension
	Earned or				Value and
	Paid in	Stock	Option	Non-Equity	Nonqualified
	Cash	Awards	Awards	Incentive Plan	Deferred	All Other
	($)	($)	($)	Compensation	Compensation	Compensation	Total
Name	(1)	(2),(3)	(4)	($)	Earnings	($)	($)

J.P. Bolduc	65,000	130,011	—	—	—	—	195,011
Chairman, Finance Committee
James J. Duderstadt	66,500	130,011	—	—	—	—	196,511
Chairman, Nominating and Corporate Governance Committee
Henry C. Duques	85,000	130,011	—	—	—	—	215,011
Lead Director
Matthew J. Espe	84,500	130,011	—	—	—	—	214,511
Chairman, Audit Committee(5)
Denise K. Fletcher	64,500	130,011	—	—	—	—	194,511
Leslie F. Kenne	60,000	130,011	—	—	—	—	190,011
Charles B. McQuade	63,583	130,011	—	—	—	—	193,594
Chairman, Compensation Committee
Paul E. Weaver(5)	53,000	130,011	—	—	—	—	183,011

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for chairmen of committees and the lead director, and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2010 financial statements. All amounts shown are in respect of the 3,786 restricted stock units granted to directors on February 11, 2010.

(3)	At December 31, 2010, directors had outstanding restricted stock units as follows: Mr. Bolduc — 5,259; Dr. Duderstadt — 5,259; Mr. Duques — 5,259; Mr. Espe — 5,259; Ms. Fletcher — 5,259; Ms. Kenne — 5,259; Mr. McQuade — 5,003; Mr. Weaver — 0. Directors also had outstanding stock units in respect of directors’ fees as follows: Mr. Bolduc — 2,702.9; Dr. Duderstadt — 2,634.3; Mr. Duques — 13,727.2; Mr. Espe — 632.3; Ms. Fletcher — 1,314.8; Ms. Kenne — 0; Mr. McQuade — 1,081.9; Mr. Weaver — 0.

(4)	At December 31, 2010, directors had outstanding stock options as follows: Mr. Bolduc — 4,600; Dr. Duderstadt — 4,600; Mr. Duques — 4,600; Mr. Espe — 1,200; Ms. Fletcher — 3,600; Ms. Kenne — 0; Mr. McQuade — 0; Mr. Weaver — 0.

(5)	Mr. Espe was chairman of the Audit Committee until December 2010, when Mr. Weaver assumed that position. Amounts shown in the table for Mr. Weaver, therefore, do not include any amounts in respect of a committee chairmanship.

Under the Company’s stock ownership guidelines as in effect in 2010, directors were expected to own 2,500 shares of the Company’s common stock within five years after their election date. Stock units received in respect of directors’ fees counted toward fulfillment of the ownership guidelines; stock options, including vested stock options, and restricted stock units did not count. The number of shares owned by each director is set forth in the stock ownership table on page 23.

In December 2010, the stock ownership guidelines for directors were revised, effective February 2011. Under the revised guidelines, directors will be expected to own Unisys stock or stock units (including vested “in-the-money” stock options and unvested time-based restricted stock units) having a value equal to four times the director’s annual retainer. Directors will be expected to meet the ownership guidelines by February 2016, or within five years of election for directors elected after February 2011.

Code of Ethics and Business Conduct

Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and principal accounting officer or controller) and directors. The code is posted on the Company’s Internet web site at www.unisys.com in the Investor Relations section under Corporate Governance and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s chief executive officer, chief financial officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s Internet web site at www.unisys.com in the Investor Relations section under Corporate Governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange.

5. In accordance with the Company’s bylaws, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 70 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the chief executive officer.

15. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2010 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest.

During 2010, the law firm Pepper Hamilton, LLP, which has represented Unisys on a variety of matters for more than 20 years, provided legal services to Unisys for fees of approximately $275,000. The husband of Nancy Straus Sundheim is a partner in that firm. Ms. Sundheim has been Senior Vice President, General Counsel and Secretary of Unisys since 2001. Since that date, at the request of Mr. Sundheim, Pepper Hamilton has excluded from Mr. Sundheim’s annual compensation any income attributable to Unisys matters. Also, since 2001, it has been the Company’s practice that any decision to retain Pepper Hamilton is made by the chief executive officer, in consultation with the Unisys attorney responsible for the matter. Ms. Sundheim has no input in the decision to retain the firm.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the chief executive officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process for 2010, including internal controls over financial reporting, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the firm’s independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee

Henry C. Duques
Matthew J. Espe
Denise K. Fletcher
Paul E. Weaver

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2010 and 2009. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2010 and 2009 (in millions of dollars):

	2010	2009

Audit Fees	$8.9	$8.1
Audit-Related Fees	1.4	2.1
Tax Fees	0.3	1.3
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SAS 70 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(Item 2)

The Audit Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2011. KPMG LLP has been the Company’s independent registered public accounting firm since 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
(Item 3)

The Company’s Board of Directors has adopted, declared advisable and is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 72,000,000 to 100,000,000. On February 28, 2011, there were 42,975,871 shares of the Company’s common stock outstanding. In addition, 9,804,151 shares of common stock were reserved for issuance in connection with the Company’s various employee benefit and compensation plans, and 12,443,442 shares of common stock were reserved for issuance in connection with the conversion of the Company’s mandatory convertible preferred stock. This leaves 6,776,536 shares of common stock available for future use.

The Company’s Restated Certificate of Incorporation also authorizes the issuance of 40,000,000 shares of preferred stock. On February 28, 2011, 2,587,500 shares of preferred stock were outstanding. The proposed amendment does not increase the number of shares of preferred stock that the Company is authorized to issue.

Form of the Amendment

If stockholders approve this proposal, the Company’s Restated Certificate of Incorporation will be amended to increase the number of shares of common stock the Company is authorized to issue from 72,000,000 to 100,000,000. The par value of the common stock will remain at $.01 per share. The amendment would amend the first sentence of Article IV, Section 1 of the Company’s Restated Certificate of Incorporation to read in its entirety as follows:

Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 140,000,000 shares, divided into two classes consisting of 100,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and 40,000,000 shares of Preferred Stock, par value $1 per share (“Preferred Stock”).

The remaining text of Article IV, Section 1 of the Company’s Restated Certificate of Incorporation will remain unchanged.

Purpose of the Amendment

The Board is recommending this increase in authorized shares of common stock primarily to give the Company appropriate flexibility to issue shares for future corporate needs. The shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of the New York Stock Exchange. Although there is no present agreement to issue any shares, the newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. However, the Board believes that these additional shares will provide the Company with needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The Company’s stockholders do not have preemptive rights with respect to its common stock. Accordingly, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.

Effectiveness of the Amendment and Vote Required

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The adoption of this amendment requires the approval of a majority of the outstanding shares of common stock entitled to vote.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 4)

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Compensation Discussion and Analysis”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 23, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2010 results. Please read the “Compensation Discussion and Analysis”, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2010.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 5)

In accordance with Section 14A of the Exchange Act, the Company is asking stockholders to vote on whether they would prefer future advisory votes on executive compensation to occur every year, every two years or every three years. After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation every year is appropriate for the Company and its stockholders at this time.

You may cast your vote on your preferred voting frequency by choosing one of the following options — one year, two years, three years or abstain — on the proxy card when you vote in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast on this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Company’s proxy statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Board and the Compensation Committee will review and consider the vote when making future determinations as to the frequency of the advisory “say-on-pay” vote. However, because this advisory vote on frequency is non-binding, the Company may decide that it is in its and its stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option selected by stockholders.

The Board of Directors recommends that you vote for the option of ONE YEAR as to the frequency of the advisory vote on the compensation of the Company’s named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which Unisys common stock is authorized for issuance.

			Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by	2.722 million(1)	$82.59	5.619 million(3)
security holders	0.401 million(2)	$0
Equity compensation plans not approved	0.403 million(5)	$107.34	0
by security holders(4)	0.008 million(6)	$0
Total	3.534 million	$85.78	5.619 million

(1)	Represents stock options.

(2)	Represents restricted share units and director stock units. Assumes that performance-based restricted stock units will vest at target.

(3)	1,196,652 shares are issuable under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”) , 422,124 shares are issuable under the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”) and 4,000,000 shares are issuable under the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “2010 Plan”). Assumes that outstanding performance-based restricted stock units will vest at target.

(4)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under one of the 2003 Plan, the 2007 Plan or the 2010 Plan, all of which were approved by stockholders. Under the 2002 Plan, stock options could be granted to key employees other than elected officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally had a maximum duration of ten years and were exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No further awards will be made under either the Stock Unit Plan or the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either plan.

(5)	Represents options granted under the 2002 Plan.

(6)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially own more than 5% of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of	Number of Shares	Percent
Beneficial Owner	of Common Stock	of Class

BlackRock, Inc.	2,439,342(1)	5.72
40 East 52nd Street
New York, NY 10022
FMR LLC	4,511,273(2)	10.578
Edward C. Johnson 3d
Fidelity Management & Research Company
Fidelity Small Cap Stock Fund
82 Devonshire Street
Boston, MA 02109
Joseph L. Harrosh	2,826,112(1)	6.6302
P.O. Box 6009
Fremont, CA 94538
Optimum Investment Advisors	2,849,061(1)	6.7
100 S. Wacker Drive
Suite 2100
Chicago, IL 60606
Putnam, LLC d/b/a Putnam Investments	4,657,367(3)	10.9
On behalf of itself and:
Putnam Investment Management, LLC
The Putnam Advisory Company, LLC
One Post Office Square Boston, MA 02109

(1)	Sole dispositive and sole voting power have been reported for all shares.

(2)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 336,690 shares

(3)	Shared dispositive power has been reported for all shares. Shared voting power has been reported for 62,482 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 28, 2011 by all directors, each of the executive officers named on page 37, and all directors and current officers of Unisys as a group.

		Additional Shares of
	Number of Shares	Common Stock Deemed
Beneficial Owner	of Common Stock (1)(2)	Beneficially Owned(1)(3)	Percent of Class

J.P. Bolduc	20,651.6	3,600		*
Dominick Cavuoto	3,221.4	23,962		*
J. Edward Coleman	90,873.1	204,000		*
Edward C. Davies	5,715.7	42,337		*
James J. Duderstadt	17,528.0	3,600		*
Henry C. Duques	31,875.9	3,600		*
Matthew J. Espe	18,281.0	1,200		*
Denise K. Fletcher	19,043.5	3,600		*
Janet B. Haugen	10,138.2	93,212		*
Leslie F. Kenne	17,648.7	0		*
Charles B. McQuade	24,544.0	0		*
Nancy S. Sundheim	7,729.1	56,181		*
Paul E. Weaver	7,664.0	0		*
All directors and current officers as a group	292,877.2	542,055	1.8

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Mr. Cavuoto, 786.4; Mr. Coleman, 218.1; Mr. Davies, 298.6; Ms. Haugen, 1,462.2; Ms. Sundheim, 1,442.3; current officers as a group, 8,732.4. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 11, for directors as follows: Mr. Bolduc, 2,702.9; Dr. Duderstadt, 2,634.3; Mr. Duques, 13,727.2; Mr. Espe, 632.3; Ms. Fletcher, 1,314.8 and Mr. McQuade, 1,081.9. They may not be voted.

(c)	Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Duderstadt, 3,878; Mr. Duques, 3,878; Ms. Kenne, 3,878; Mr. McQuade, 3,878 and Mr. Weaver, 1,939. Deferred stock units are distributed in shares of common stock upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following March 1, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following provides information regarding the compensation and benefit programs in place during 2010 for the executive officers named in “Summary Compensation Table” on page 37. These officers (collectively, the “Named Officers”) are J. Edward Coleman, Chairman of the Board and Chief Executive Officer; Janet B. Haugen, Senior Vice President and Chief Financial Officer; Dominick Cavuoto, Senior Vice President and President, Technology, Consulting and Integration Solutions; Edward C. Davies, Senior Vice President and President, Federal Systems; and Nancy S. Sundheim, Senior Vice President, General Counsel and Secretary.

Executive Summary

The Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (a) base salary, (b) short-term, performance-based cash incentives and (c) long-term incentives in the form of equity-based awards (stock options and performance-based restricted stock units (“RSUs”) in 2010). A significant portion of executive officer compensation is performance-based: short-term cash incentives and the amount of performance-based RSUs that can be earned are dependent on the achievement of corporate financial goals, and the value of all equity-based awards is directly linked to the value of the Company’s stock on and after the date the awards vest. While the actual amount of total compensation earned will vary based on performance, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median for executives with similar positions at companies in the peer group against which the Company compares its executive compensation.

In the last two years, the Company has been in the midst of an aggressive turnaround program, announced at the beginning of 2009, to enhance its financial results and strengthen its balance sheet. The Company has focused on reducing costs, simplifying its business structure and refocusing its global resources. Reflecting this program, in 2010 the Company:

•	grew operating profit by 14% on lower revenue;

•	ended the year with a cash balance of $828 million, which exceeded year-end debt of $824 million;

•	achieved a services operating margin within its targeted range of 8-10% in both the third and fourth quarters;

•	maintained flat revenue in its Technology segment compared to declines in prior years;

•	grew IT outsourcing revenue outside the U.S. federal business by 6%; and

•	divested a number of non-core businesses.

Also reflecting the turnaround program, results for 2009 included:

•	net income of $189 million, compared to a loss in 2008;

•	an improved operating profit margin to 7.5%; and

•	$397 million of cash flow from operations, up 56% from 2008.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for a more detailed description of the Company’s financial results.

The graph below compares the yearly percentage change in the cumulative total stockholder return for the Company with that of companies in the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 IT Services Index during the two years ended December 31, 2010. The graph assumes $100 was invested on December 31, 2008 and assumes reinvestment of any dividends.

	2008	2009	2010

Unisys Corporation	100	454	305
S & P 500	100	126	145
S & P 500 IT Services	100	143	157

The goals of the turnaround program were key factors in designing the 2010 compensation program. Key compensation decisions for 2010 included:

•	Base salaries — Base salaries remained at 2009 levels, which were generally the same as in 2008. The Named Officers did not receive salary increases in 2010 given general economic conditions and the Company’s cost reduction program. The base salaries for the Named Officers were generally at the median for persons holding comparable positions at the companies against which the Company benchmarks.

•	Short-term cash incentive awards — These awards were based upon the performance of the Company and, for executives with responsibility for a business unit, also on the performance of that business unit. Free cash flow, pre-tax profit and revenue targets were set as the three metrics for corporate performance. Pre-tax profit and either revenue or orders targets were set as the two metrics for business unit performance. The amount of short-term incentive compensation earned by each Named Officer was entirely dependent upon the degree to which the Company and, if applicable, the relevant business unit achieved the targets. The short-term incentive targets for the Named Officers were generally in line with the targets set for comparable positions at the Company’s benchmark companies.

•	Long-term incentive awards — Grants in 2010 were a mix of stock options and performance-based RSUs. The RSUs were designed so that they would be earned only to the extent that the Company achieved the free cash flow and/or pre-tax profit targets set for 2010. Both the RSUs, to the extent earned, and the stock options vest one-third annually over a three-year period. Long-term incentive awards to the Named Officers were below the median awards granted by the companies against which the Company benchmarks.

Because long-term incentive awards were below the median for the benchmark companies, total target compensation for 2010 was below competitive levels.

The Company continually evaluates its compensation policies to ensure that they are meeting its objectives and are consistent with good governance practices. In 2010, the Company took a number of actions, including the following:

•	Increased its stock ownership guidelines;

•	Paid no tax gross-ups on perquisites;

•	Approved changes to change in control employment agreements to be entered into with future newly elected officers to (a) shorten the benefits continuation period from three years to two years, (b) reduce benefits from a multiple of three to a multiple of two times salary and bonus, (c) eliminate excise tax gross-ups and (d) eliminate the provision allowing the executive to receive benefits if he or she voluntarily terminates employment during the 13th month following a change in control; and

•	Implemented a compensation risk assessment process to ensure that its programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and the compensation of the Named Officers varies depending upon the achievement of these goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company.

Compensation Philosophy

The Company’s executive compensation program is based upon the following objectives:

•	attract, retain and motivate executives responsible for the Company’s long-term success;

•	reward executives for achieving both financial and strategic Company goals;

•	align executive and stockholder interests through long-term, equity-based plans; and

•	provide a compensation package that recognizes individual contributions as well as overall business results.

Given these objectives, the Company’s executive compensation program is designed to provide a mix of fixed compensation and at-risk compensation that is heavily weighted towards variable compensation tied to the achievement of specific business objectives and corporate financial goals (both short-term and long-term), as well as to the attainment of the executive’s individual performance objectives. To that end, the principal components of executive officer compensation are:

•	base salary;

•	short-term cash incentives tied to annual and quarterly performance; and

•	long-term incentives in the form of RSUs, stock options and/or other stock-based awards.

Each of the three principal elements of the Company’s executive compensation program is essential to meeting the program’s overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for the Company’s long-term success. Annual cash incentive compensation is “at-risk” compensation designed both to reward executives for the achievement of short-term corporate, business unit and individual goals and to attract and retain executives. Long-term incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for long-term business success and to attract and retain executives responsible for this long-term success.

The Company has not adopted a formula to allocate total compensation among its various components. As a general matter, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be consistent with the median for the companies against which the Company benchmarks the compensation it pays to its executive officers. However, the Company incorporates flexibility into its compensation programs and into the assessment process to respond to and adjust for the changing business environment, to emphasize, as needed, one or more of its compensation objectives and to take into consideration individual performance, as well as the relative complexity and strategic importance of any particular position held.

Benchmarking

The Company’s executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of the Company’s executive compensation program in 2010, the Compensation Committee compared the Company’s overall compensation practices (types of compensation paid, mix of variable and fixed compensation, mix of cash and equity-based compensation and the like) and compensation levels (officers’ total annual compensation, as well as each component of their total compensation) with two groups of benchmark companies. The Compensation Committee looked primarily at the following group of companies, which was developed by its compensation consultant based on industry, revenue, number of employees and market capitalization, as the first benchmark:

Accenture ACS Computer Associates Cognizant Tech Solutions	CSC EMC Juniper Networks NCR	NetApp, Inc. Perot Systems SAIC, Inc. Symantec

The committee also reviewed compensation levels at the following High Technology companies in the Towers Watson TriComp survey that have revenue levels similar to the Company’s as the second benchmark:

Advanta Micro Devices Agilent Technologies Applied Materials Computer Associates EMC KLA-Tencor	Lenovo Lexmark International NCR Qualcomm Research in Motion	Seagate Technology Sun Microsystems Tyco Electronics Western Digital Yahoo

Role of Compensation Consultants and Management

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. In 2010, Pearl Meyer & Partners was the committee’s outside compensation consultant. In this role, Pearl Meyer & Partners performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and director compensation, particularly analyses of the Company’s executive and director compensation in comparison to the benchmark companies, and stock ownership guidelines. Pearl Meyer & Partners spoke with the chairman of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and frequently met in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, the committee solicits input from J. Edward Coleman, the Company’s Chairman and Chief Executive Officer, regarding the compensation of those executives reporting directly to him. In connection with these recommendations, Mr. Coleman consults with the Company’s head of human resources and senior executive compensation staff and meets periodically with the Compensation Committee’s outside compensation consultant to review the benchmark data. In addition, Mr. Coleman provides recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the corporate performance measures used in the Company’s annual and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels. In connection with these recommendations, Mr. Coleman consults with the Company’s chief financial officer. Although Mr. Coleman regularly attends Compensation Committee meetings, his compensation package is considered by the committee in an executive session without him present, using data, analysis and advice provided by the outside compensation consultant, and then reviewed and approved by the independent members of the Board of Directors. The Compensation Committee also meets from time to time in executive session with the outside compensation consultant, but without the presence of Mr. Coleman or any other members of management, to consider, among other things, the compensation recommendations proposed by Mr. Coleman.

Chairman and Chief Executive Officer

Effective October 7, 2008, the Board of Directors elected Mr. Coleman as the Company’s Chairman of the Board and Chief Executive Officer. In connection with his election, the Company and Mr. Coleman entered into an employment agreement dated October 6, 2008 (and amended on

December 22, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)) covering the terms and conditions of Mr. Coleman’s employment. The agreement provides for a minimum base salary of $972,000 per year, subject to periodic review by the Board of Directors after receiving a recommendation from the Compensation Committee. He is eligible to receive an annual bonus award at a target bonus level of not less than 125% of base salary. The actual bonus payable, if any, will be determined by the Board in its sole discretion after receiving a recommendation from the Compensation Committee and will be based on Mr. Coleman’s attainment of performance criteria to be determined annually by the Board and the Compensation Committee. Mr. Coleman is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the company’s long-term incentive plans. For so long as Mr. Coleman’s primary residence is not in the Philadelphia metropolitan area, he will be provided with the use of a company-paid apartment in the Philadelphia metropolitan area for business purposes, the annual expense of which will be approved annually by the Compensation Committee. Beginning in 2010, the Company no longer provides Mr. Coleman a tax reimbursement with respect to this apartment.

Principal Components of Executive Officer Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation.

Base Salary

Base salaries for elected officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Thereafter, increases in salary can be based on the Compensation Committee’s evaluation of any number of factors, including the individual’s level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the benchmark compensation data. In February 2010, when it conducted its review of executive compensation, the Compensation Committee determined that no elected officers would receive salary increases in 2010 given economic conditions and the Company’s cost reduction program. In its review, the committee also considered the relationship of executive compensation at the Company to the benchmark compensation data and determined that salaries that had been in effect for 2009 for the Named Officers remained generally consistent with the median for the benchmark companies.

Variable Short-Term Incentive Compensation

During 2010, all of the Company’s elected officers were eligible to receive annual and quarterly cash incentive compensation through the Company’s Executive Variable Compensation Plan (the “EVC Plan”). Compensation under the EVC Plan is “at-risk” compensation intended to motivate and reward executives for the attainment of corporate and/or individual performance goals for the year. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to award payments and the amounts of such awards. The amount of incentive compensation awards payable under the plan depends upon (a) a participant’s target annual incentive, (b) the amount of funding the Company makes available for the plan and (c) individual performance. Individual targets for elected officers are approved by the committee and are intended to be competitive in the market in which the Company competes for talent. They are therefore set at or around the median for comparable positions at the benchmark companies. For 2010 target award amounts, which are typically stated as a percentage of base salary, were as follows for the following Named Officers: J. Edward Coleman — 125%; Janet B. Haugen — 90%; Dominick Cavuoto — 95%; Edward C. Davies — 95%; Nancy S. Sundheim — 75%.

The extent to which the Company makes funding available for the EVC Plan depends upon the degree to which the Company and, if applicable, the individual’s business unit, achieves performance targets approved by the Compensation Committee at the beginning of each year. For 2010, awards to executives at the corporate level (Mr. Coleman, Ms. Haugen and Ms. Sundheim) were funded based on the performance of the Company as a whole against the performance targets; awards to executives with responsibility for a business unit (Mr. Cavuoto and Mr. Davies) were funded 50% based on the performance of the Company as a whole and 50% based on the performance of the relevant business unit. In each instance, EVC Plan funding was based 40% on quarterly performance and 60% on full-year performance. EVC Plan awards with respect to quarterly results were funded and paid after the end of each quarter. Participants received their proportionate share of the amounts funded with respect to quarterly awards.

Performance targets set for the Company as a whole for 2010 were based on free cash flow, pre-tax profit and revenue. Free cash flow and pre-tax profit were each weighted 40% and revenue was weighted 20%. The committee also set threshold and, in the case of annual performance, maximum performance levels for each criterion, which would result in funding at 50% and 150% of target, respectively, if achieved. No funding would be provided by the Company in respect of a criterion if performance was below the threshold level, except that the plan had a “catch-up” feature for quarterly periods that allowed participants to receive payments for quarters in which targets were not fully met if there was overachievement in later quarters and achievement at target for the year to date period. The performance targets were intended to be reasonably achievable with strong management performance, given the Company’s strategic objectives and the economic conditions at the time the targets were set.

The tables below summarize the performance measures, targets, actual results and the percentage of target awards funded based on these results with respect to 2010 EVC Plan awards based solely on Company-wide performance.

Full-year 2010

	Threshold	Target	Maximum	Actual	Percentage
Metric	($ Millions)	($ Millions)	($ Millions)	($ Millions)	Funded

Free Cash Flow	57	72	108	234	150%
Pre-Tax Profit	228	253	304	311	150%
Revenue	4,070	4,285	5,141	4,072	50.5%

Quarterly 2010

First Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	0	10	3
Pre-Tax Profit	30	40	32
Revenue	1,025	1,075	996

Second Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	0	20	4
Pre-Tax Profit	55	64	102
Revenue	1,032	1,076	1,056

Third Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	60	75	81
Pre-Tax Profit	65	75	70
Revenue	1,030	1,073	973

Fourth Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	30	50	145
Pre-Tax Profit	95	105	127
Revenue	1,100	1,150	1,045

Aggregate percentage of targets funded with respect to all three targets for all four quarters (inclusive of quarterly catch-ups) was 83.9%.

The above performance metrics include non-GAAP financial measures. The Company defines free cash flow as cash from operations less capital expenditures before the impact of the Company’s U.S. accounts receivable securitization facility. Pre-tax profit excludes the impact of certain divested operations and retirement-related expense and is calculated before the accrual for variable compensation. Revenue includes revenue from a divested business whose results are included in discontinued operations. In addition, both the pre-tax profit and the cash flow goals were subject to adjustment by the chief executive officer and the Compensation Committee for one-time and extraordinary items such as restructuring charges and gain or loss on divestitures. They therefore will differ from the amounts shown on the Company’s financial statements.

The following tables summarize, for Mr. Coleman, Ms. Haugen and Ms. Sundheim, amounts paid for 2010 with respect to the 2010 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the first paragraph of this section. Target amounts set forth opposite each metric reflect the weightings of metrics and weightings between annual and quarterly measurement periods discussed above. Although the EVC Plan gives the Compensation Committee discretion to consider individual performance and to make awards accordingly, awards to Mr. Coleman, Ms. Haugen and Ms. Sundheim under the 2010 EVC Plan were determined entirely by formula, and Mr. Coleman, Ms. Haugen and Ms. Sundheim each received his or her proportionate share of the amount funded.

J. Edward Coleman

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Annual Free Cash Flow	291,600	437,400	150%
Annual Pre-Tax Profit	291,600	437,400	150%
Annual Revenue	145,800	73,629	50.5%
Quarterly Free Cash Flow, Pre-Tax Profit and Revenue	486,000	407,633	83.9%
Total	1,215,000	1,356,062	111.6%

Janet B. Haugen

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Annual Free Cash Flow	120,620.40	180,930	150%
Annual Pre-Tax Profit	120,620.40	180,930	150%
Annual Revenue	60,310.20	30,456	50.5%
Quarterly Free Cash Flow, Pre-Tax Profit and Revenue	201,034	168,620	83.9%
Total	502,585	560,938	111.6%

Nancy S. Sundheim

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Annual Free Cash Flow	91,216.80	136,825	150%
Annual Pre-Tax Profit	91,216.80	136,825	150%
Annual Revenue	45,608.40	23,033	50.5%
Quarterly Free Cash Flow, Pre-Tax Profit and Revenue	152,028	127,514	83.9%
Total	380,070	424,197	111.6%

For the other Named Officers, with respect to the portion of awards based on business unit performance, the annual and quarterly metrics for the applicable business unit were either revenue and pre-tax profit (Mr. Cavuoto) or orders and pre-tax profit (Mr. Davies). As with the metrics for Company performance, (a) the business unit goals were subject to adjustment by the chief executive officer and the Compensation Committee for one-time and extraordinary items such as restructuring charges and gain or loss on divestitures and (b) threshold and, in the case of annual performance, maximum performance levels were set for each criterion, which would result in funding at 50% and 150% of target, respectively, if achieved. The table below sets forth the funding made available, as a percentage of target, with respect to the performance of the business units of the other Named Officers. The table below does not quantify the business unit performance metrics because the Company believes that disclosing this information would result in substantial competitive harm to it and the Company does not believe that disclosing the actual performance measures used is material to an understanding of the Company’s compensation policies and decisions. The business unit performance metrics, like the Company-wide metrics, were intended to be reasonably achievable with strong management performance, given the

Company’s strategic objectives and the economic and market conditions at the time the targets were set.

	Percentage of Total	Percentage of Annual
	Business Unit Quarterly	Business Unit Targets
Named Officer	Targets Funded	Funded

Dominick Cavuoto	100%	126.7%
Edward C. Davies	62.1%	56.5%

The following tables summarize, for the other Named Officers, amounts paid for 2010 with respect to the 2010 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the first paragraph of this section. Amounts set forth opposite each metric reflect the weightings of metrics, weightings between annual and quarterly measurement periods and weightings between Company-wide and business unit performance discussed above. Although the EVC Plan gives the Compensation Committee discretion to consider individual performance and to make awards accordingly, awards to Mr. Cavuoto and Mr. Davies under the 2010 EVC Plan were determined entirely by formula, and Mr. Cavuoto and Mr. Davies each received his proportionate share of the amount funded.

Dominick Cavuoto

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Company Annual Free Cash Flow	54,150	81,225	150%
Company Annual Pre-Tax Profit	54,150	81,225	150%
Company Annual Revenue	27,075	13,676	50.5%
Business Unit Annual Performance	135,375	171,517	126.7%
Company Quarterly Free Cash Flow, Pre-Tax Profit and Revenue	90,250	75,720	83.9%
Business Unit Quarterly Performance	90,250	90,250	100%
Total	451,250	513,613	113.8%

Edward C. Davies

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Company Annual Free Cash Flow	54,150	81,225	150%
Company Annual Pre-Tax Profit	54,150	81,225	150%
Company Annual Revenue	27,075	13,676	50.5%
Business Unit Annual Performance	137,375	77,567	56.5%
Company Quarterly Free Cash Flow, Pre-Tax Profit and Revenue	90,250	75,720	83.9%
Business Unit Quarterly Performance	90,250	56,001	62.1%
Total	451,250	385,414	85.4%

Long-Term Incentive Awards

Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. They are also used as a vehicle to attract, retain and motivate executives responsible for the Company’s long-term success. The Company makes an annual long-term incentive grant to its executives during the first quarter of the year and also may make grants to newly hired employees in connection with their employment.

In 2010, long-term incentives generally took the form of non-qualified stock options and performance-based RSUs. The Compensation Committee believed that using two different types of awards would provide balance to the Company’s long-term incentive program and mitigate risk associated with any single award type. Stock options, which vest over three years, are intended to serve as a retention vehicle and to align the recipients’ interests with stockholders’ long-term interests because they have value after vesting only to the extent that the Company’s stock price exceeds the exercise price of the stock option. Performance-based RSUs will be earned only to the extent that the Company’s financial targets are met and, if earned, will vest one-third annually over a three year period. Performance-based RSUs also serve as a retention vehicle and align the recipients’ interests with those of stockholders because the value of the RSUs, once earned, increases and decreases directly based on the Company’s stock price.

For the performance-based RSUs granted in 2010, the Company chose a one-year performance period because of the importance to the turnaround plan of maximizing cash flow and profitability in 2010 and because of the difficulty of setting multi-year performance goals in a turnaround situation. The performance goals for 2010 were pre-tax profit and free cash flow, and each was weighted 50%. Threshold, target and maximum performance levels were set for each goal. The RSUs will be converted into shares at rates ranging from 0.5 shares per RSU (for performance at threshold level) to 1.0 share per RSU (for performance at target level) to 1.5 shares per RSU (for performance at or above maximum level). If the Company’s performance with respect to a metric had been below the threshold level, no shares would have been earned in respect of that performance measure, and the related RSUs would have been cancelled. The table below summarizes the performance measures, targets, actual results and the conversion rate applied to vesting RSUs based on these results with respect to performance-based RSUs granted in 2010:

					Conversion Rate
	Threshold	Target	Maximum	Actual	Applied to RSUs
Metric	($ Millions)	($ Millions)	($ Millions)	($ Millions)	Vesting Into Shares

Free Cash Flow	57	72	108	234	1.5 shares per RSU
Pre-Tax Profit	228	253	304	311	1.5 shares per RSU

Long-term incentive awards granted to each Named Officer in 2010 are set forth in “Grants of Plan-Based Awards” on page 38. In 2010, the value of the awards to each Named Officer was below the market median for the benchmark companies. The Company believes that making awards at this level in 2010 achieved an appropriate balance between the goals of its long-term incentive program and managing the Company’s expenses.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under the guidelines in effect in 2010, elected officers were expected to own a specified number of shares of Unisys common stock as follows: chief executive officer — 20,000 shares; executive vice presidents — 7,500 shares; senior vice presidents — 4,500 shares; vice presidents — 2,500 shares. Stock options, including vested stock options, and RSUs did not count toward fulfillment of the ownership guidelines. Officers were expected to meet the ownership guidelines within five years of election. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 23.

In December 2010, the Compensation Committee revised the stock ownership guidelines, effective February 2011. Under the revised guidelines, elected officers will be expected to own Unisys stock or stock units (including vested “in the money” stock options, unvested time-based RSUs and unvested performance-based RSUs that have met the performance criteria) having a value equal to a multiple of their annual base salary, as follows: chief executive officer — 3 times; chief financial officer and senior vice presidents with responsibility for a business unit — 1.5 times; other senior vice presidents — 1 times; vice presidents — 0.5 times. Unvested stock options, vested “under water” stock options and performance-based RSUs that have not yet met the performance criteria will not count toward fulfillment of the ownership guidelines. Officers will be expected to meet the ownership guidelines by February 2016, or within five years of election for officers elected after February 2011. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis.

Stock Option/RSU Granting Practices

As set forth above, in 2010 long-term incentives generally took the form of stock options and RSUs. Most awards are granted in the annual grant made to executives, although awards may also be granted as part of the hiring process. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee early each year, at the time the Compensation Committee approves the type and number of awards to be granted and finalizes the performance criteria for performance-based awards. For grants in the United States, the grant date is no earlier than the date of the meeting, and the exercise price of stock options is at least 100% of the fair market value of Unisys common stock on the date of grant. The dates of regularly scheduled board and committee meetings are generally determined many months in advance as part of the normal board calendaring process.

Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants that require the approval of the Compensation Committee are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings. For these grants, the date of grant is the date of the meeting, if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s chief executive officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the chief executive officer, his direct reports and their direct reports). The committee’s delegation of authority specifies that for these stock options the grant date will be either (a) the first business day of the month following the date of the chief executive officer’s approval, if the individual has commenced employment at Unisys, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The chief executive officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

As with stock options, RSUs may also be granted as part of the hiring process. The same procedures regarding the chief executive officer’s authority with respect to, and the timing of, stock option grants to new employees also apply to RSUs granted to new hires.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, the Company provides death benefits to the beneficiaries of executive officers. Perquisites available to executive officers include financial counseling/tax preparation services and an annual physical examination.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

The 2003 Plan, the 2007 Plan, and the 2010 Plan permit the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the plans that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

James J. Duderstadt
Henry C. Duques
Charles B. McQuade
Paul E. Weaver

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Officers for services rendered in all capacities to Unisys.

							Change in
							Pension
						Non-	Value and
						Equity	Non-qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary (1)	Bonus (1)	Awards (2)(3)	Awards (2)	sation	Earnings (4)	sation (5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

J. Edward Coleman	2010	972,000	1,356,062	1,047,600	2,157,637	—	—	199,159	5,732,458
Chairman of the Board	2009	972,000	1,579,500	571,500	337,382	—	—	237,193	3,697,575
and Chief Executive Officer (6)	2008	233,031	303,750	580,500	848,456	—	—	37,030	2,002,767
Janet B. Haugen	2010	558,428	560,938	251,075	517,114	—	206,696	54,757	2,149,007
Senior Vice	2009	558,428	653,361	—	161,662	—	244,774	43,428	1,661,653
President and Chief	2008	549,910	—	1,149,999	—	—	—	76,423	1,776,332
Financial Officer
Dominick Cavuoto	2010	475,000	513,613	251,075	517,114	—	22,938	105,774	1,885,513
Senior Vice	2009	470,223	458,831	—	161,662	—	29,192	128,141	1,248,049
President; President Technology Consulting and Integration Solutions
Edward C. Davies	2010	475,000	385,414	251,075	517,114	—	5,607	51,485	1,685,694
Senior Vice	2009	475,000	530,895	—	161,662	—	17,102	52,690	1,237,349
President; President Federal Systems
Nancy S. Sundheim	2010	506,760	424,197	148,759	306,384	—	261,582	87,312	1,734,995
Senior Vice	2009	506,760	494,091	—	95,592	—	316,599	48,137	1,461,179
President, General	2008	499,030	—	699,996	—	—	31,152	78,079	1,308,257
Counsel and Secretary

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2010 financial statements. For more details on grants in 2010, see “Grants of Plan-Based Awards” below.

(3)	Amounts shown for 2010 represent the grant date fair value of the performance-based RSUs granted to each Named Officer on February 11, 2010, assuming that target performance levels are met. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Coleman — $1,571,400; Ms. Haugen — $376,612; Mr. Cavuoto — $376,612; Mr. Davies — $376,612; Ms. Sundheim — $223,139.

(4)	Amounts shown are the increase in pension value only. For Ms. Haugen in 2008, there was a decrease in pension value of $13,656 that is not reflected in the table.

(5)	Amounts shown are premiums paid for company-owned life insurance policies and perquisites (unless the aggregate amount of perquisites for an individual is less than $10,000). For 2010, amounts consist of the following: Mr. Coleman — life insurance premiums of $155,256 and perquisites of $43,903, which include $43,800 for a company-paid apartment; Ms. Haugen — life insurance premiums of $54,757; Mr. Cavuoto — life insurance premiums of $71,673 and perquisites of $34,101, which consist of commuting expense; Mr. Davies — life insurance premiums of $51,485; Ms. Sundheim — life insurance premiums of $87,312.

(6)	Mr. Coleman became Chairman of the Board and Chief Executive Officer on October 7, 2008.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2010 to the Named Officers.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	and
		Plan Awards			Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

J. Edward Coleman	2/11/10				15,000	30,000	45,000		120,000	34.92	3,205,237
Janet B. Haugen	2/11/10				3,595	7,190	10,785		28,760	34.92	768,188
Dominick Cavuoto	2/11/10				3,595	7,190	10,785		28,760	34.92	768,188
Edward C. Davies	2/11/10				3,595	7,190	10,785		28,760	34.92	768,188
Nancy S. Sundheim	2/11/10				2,130	4,260	6,390		17,040	34.92	455,144

Awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based RSUs granted under the 2007 Plan. These RSUs, which are discussed more fully in “Compensation Discussion and Analysis” above, will vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that the performance goals established for 2010 by the Compensation Committee of the Board have been achieved and if the Named Officer is then employed by the Company. On February 11, 2011, each restricted share unit scheduled to vest on that date was converted into 1.5 shares. The conversion rate will be the same for units that vest on the second and third anniversaries of the date of grant, since the performance goals are based solely on 2010 performance.

Awards shown above under “All Other Option Awards” are non-qualified stock options granted under the 2007 Plan. These options will vest one-third per year beginning on the first anniversary of the date of grant, if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2010.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
	Option Awards							of	Value of
			Equity					Unearned	Unearned
			Incentive				Market	Shares,	Shares,
		Number of	Plan			Number of	Value of	Units or	Units or
	Number of	Securities	Awards:			Shares or	Shares or	Other	Other
	Securities	Underlying	Number of			Units of	Units of	Rights	Rights
	Underlying	Unexercised	Securities			Stock That	Stock That	That	That
	Unexercised	Options	Underlying	Option		Have Not	Have Not	Have Not	Have Not
	Options	(#)	Unexercised	Exercise	Option	Vested	Vested	Vested	Vested
	(#)	Unexercisable	Options	Price	Expiration	(#)	($)	(#)	($)
Name	Exercisable	(1)	(#)	($)	Date	(2)	(3)	(4)	(3)

J. Edward Coleman	80,000	40,000		18.70	10/8/2013	94,000	2,433,660	45,000	1,165,050
	54,000	60,000		6.40	2/12/2014
		120,000		34.92	2/11/2015
Janet B. Haugen	5,000			185.70	2/15/2011	11,948	309,334
	12,500			121.05	2/14/2012
	12,500			242.10	2/14/2012
	8,000			84.15	2/13/2013
	7,500			142.70	2/11/2014
	28,750	28,750		6.40	2/12/2014
		28,760		34.92	2/11/2015
Dominick Cavuoto	28,750	28,750		6.40	2/12/2014	14,785	382,784
		28,760		34.92	2/11/2015
Edward C. Davies	1,000			157.65	11/3/2013	10,967	283,936
	1,000			142.70	2/11/2014
	28,750	28,750		6.40	2/12/2014
		28,760		34.92	2/11/2015
Nancy S. Sundheim	4,000			185.70	2/15/2011	7,097	183,741
	7,500			121.05	2/14/2012
	7,500			242.10	2/14/2012
	5,000			84.15	2/13/2013
	5,000			142.70	2/11/2014
	17,000	17,000		6.40	2/12/2014
		17,040		34.92	2/11/2015

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Name	Vesting Date	Number of Shares

J. Edward Coleman	2/11/2011	40,000
	2/12/2011	30,000
	10/8/2011	40,000
	2/11/2012	40,000
	2/12/2012	30,000
	2/11/2013	40,000
Janet B. Haugen	2/11/2011	9,587
	2/12/2011	14,375
	2/11/2012	9,587
	2/12/2012	14,375
	2/11/2013	9,586
Dominick Cavuoto	2/11/2011	9,587
	2/12/2011	14,375
	2/11/2012	9,587
	2/12/2012	14,375
	2/11/2013	9,586
Edward C. Davies	2/11/2011	9,587
	2/12/2011	14,375
	2/11/2012	9,587
	2/12/2012	14,375
	2/11/2013	9,586
Nancy S. Sundheim	2/11/2011	5,680
	2/12/2011	8,500
	2/11/2012	5,680
	2/12/2012	8,500
	2/11/2013	5,680

(2)	Awards shown are time-based RSUs and performance-based RSUs for which the performance period has ended and the number of shares earned has been determined. These awards are scheduled to vest as follows if the individual is then employed by the Company or, if not, in the case of the time-based RSUs, has met certain age and service criteria:

Name	Vesting Date		Number of Shares

J. Edward Coleman	10/8/2011	*	10,000
	2/11/2011	**	15,000
	2/11/2012	**	15,000
	2/11/2013	**	15,000
	2/12/2011	**	39,000
Janet B. Haugen	2/7/2011	*	1,163
	2/11/2011	**	3,595
	2/11/2012	**	3,595
	2/11/2013	**	3,595
Dominick Cavuoto	4/30/2011	*	4,000
	2/11/2011	**	3,595
	2/11/2012	**	3,595
	2/11/2013	**	3,595
Edward C. Davies	2/7/2011	*	182
	2/11/2011	**	3,595
	2/11/2012	**	3,595
	2/11/2013	**	3,595
Nancy S. Sundheim	2/7/2011	*	707
	2/11/2011	**	2,130
	2/11/2012	**	2,130
	2/11/2013	**	2,130

*	Time-Based RSUs

**	Performance-Based RSUs

(3)	Market value reflects the $25.89 closing price of Unisys common stock on December 31, 2010.

(4)	The award shown is of performance-based RSUs granted on February 12, 2009 that vest on February 12, 2012, if performance goals for 2011 are met and Mr. Coleman is then employed by the Company. The number of shares shown is based on achieving maximum performance goals in 2011. For Mr. Coleman, 30,000 RSUs from the same grant were scheduled to vest on February 12, 2011. As set forth in footnote 2 above, those 30,000 RSUs were converted into 39,000 shares at a conversion rate of 1.3 shares per RSU. No awards are shown in this column for Ms. Haugen, Mr. Davies or Ms. Sundheim. Performance-based RSUs granted to these Named Officers on February 7, 2008 and scheduled to vest on February 7, 2011 did not vest into any shares of Unisys common stock because performance goals were not achieved. Each performance-based RSU granted to the Named Officers on February 11, 2010 and scheduled to vest on February 11, 2011, vested into 1.5 shares. Since the performance goals for all units granted on February 11, 2010 are based solely on 2010 performance, the conversion rate will be the same for units that vest on the second and third anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2010 for each of the Named Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J. Edward Coleman	6,000	120,120	55,000	1,831,500
Janet B. Haugen	—	—	16,163	617,333
Dominick Cavuoto	—	—	—	—
Edward C. Davies	—	—	2,182	83,237
Nancy S. Sundheim	—	—	6,708	255,246

Pension Benefits

The Company’s officers participate in three pension plans sponsored by Unisys in the United States:

•	Unisys Pension Plan (the “Pension Plan”) — a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•	Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) — a nonqualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•	Unisys Corporation Elected Officer Pension Plan (the “Officer Plan”) — a nonqualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

The table below presents pension plan information as of December 31, 2010 for certain of the Named Officers. Mr. Coleman is not a participant in any of the three pension plans because he was not employed by the Company prior to when the plans were frozen.

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Janet B. Haugen	Pension Plan	10.667	318,480	—
	Supplemental Plan	10.667	142,041	—
	Officer Plan	10.667	1,127,254	—
Dominick Cavuoto	Pension Plan	5.250	137,233	—
	Supplemental Plan	5.250	63,314	—
	Officer Plan	5.250	—	—
Edward C. Davies	Pension Plan	3.250	34,129	—
	Supplemental Plan	3.250	27,602	—
	Officer Plan	3.250	—	—
Nancy S. Sundheim	Pension Plan	19.333	685,703	—
	Supplemental Plan	19.333	170,099	—
	Officer Plan	19.333	1,720,995	—

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. However, for executives who are not eligible for unreduced benefits prior to age 65, benefits are assumed to commence at age 65. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the RP2000 Mortality Table projected to 2017 for healthy males and females. The discount rate used is 5.68% per annum. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for Officer Plan participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

Prior to December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. All Named Officers who met plan eligibility requirements are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment; or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Ms. Haugen, Mr. Cavuoto and Ms. Sundheim are eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2010, Ms. Haugen, Mr. Cavuoto, Mr. Davies and Ms. Sundheim were vested in their Pension Plan benefit and would have been eligible to immediately receive the cash balance portion of their benefit upon termination of employment. Mr. Cavuoto and Ms. Sundheim are eligible to receive an early retirement benefit under the career pay formula.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

Unisys Corporation Supplemental Executive Retirement Income Plan

Prior to December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•	Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

As of December 31, 2010, Ms. Haugen, Mr. Cavuoto, Mr. Davies and Ms. Sundheim were vested in their Supplemental Plan benefit. Ms. Haugen and Ms. Sundheim were vested as of December 31, 2004 and are eligible to immediately receive the pre-2005 cash balance portion of their benefit upon termination of employment. Mr. Cavuoto and Ms. Sundheim are also eligible to receive an early retirement benefit.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

The Company has established a grantor trust relating to the Supplemental Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the Officer Plan. The Officer Plan was closed to entrants as of December 31, 2006. As a result, Ms. Haugen and Ms. Sundheim are the only Named Officers who are eligible for the plan.

The Officer Plan provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the Pension Plan and the Supplemental Plan.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the Supplemental Plan.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Officer Plan.

Generally, benefits under the Officer Plan vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after

January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2010, both Ms. Haugen and Ms. Sundheim were vested in their Officer Plan benefit. Ms. Sundheim was vested as of December 31, 2004, making that portion of her benefit payable at the same time and in the same form as the Pension Plan benefit. Ms. Sundheim is also eligible to receive an early retirement benefit.

The Company has established a grantor trust relating to the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Savings Plan

The Named Officers are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. From January 1, 2007 through December 31, 2008, the Company’s matching contributions were 100% of the first 6% of eligible pay contributed by participants on a before-tax basis. If a participant was not eligible to get the full amount of this Company matching contribution under the Savings Plan because his or her eligible pay exceeded the annual compensation limits for qualified plans under the Internal Revenue Code, or because the participant had deferred some compensation under the Company’s non- qualified 2005 Deferred Compensation Plan, the Company automatically credited the participant’s memorandum account under the 2005 Deferred Compensation Plan with an amount equal to 6% of such excess or deferred eligible pay to make up for the Company matching contributions that were not permitted under the Savings Plan.

From January 1, 2009 through December 31, 2010, the Company suspended matching contributions under the Unisys Savings Plan and the credits to the 2005 Deferred Compensation Plan referred to above. Effective January 1, 2011, the Company is making matching contributions under the Unisys Savings Plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed. However, the Company is not providing credits under the 2005 Deferred Compensation Plan in the event a participant is not eligible to get the full amount of this Company matching contribution.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the

Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions in	Earnings in	Distributions	December 31,
	in 2010	2010	2010	in 2010	2010
Name	($)	($)	($) (1)	($)	($) (2)

J. Edward Coleman	—	—	32	—	265
Janet B. Haugen	—	—	23,650	—	155,469
Dominick Cavuoto	—	—	964	—	7,966
Edward C. Davies	—	—	4,668	—	38,593
Nancy S. Sundheim	—	—	4,364	—	36,081

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

(2)	Amounts reported in this column reflect earnings (losses) for 2010 and previous years and amounts credited to the 2005 Deferred Compensation Plan in respect of Company matching contributions, as described above under “Unisys Savings Plan”, for 2008 and previous years. The Summary Compensation Table for 2008 included the following amounts in respect of Company matching contributions in 2008 for the following Named Officers: Mr. Coleman — $182; Ms. Haugen — $19,195; Ms. Sundheim — $16,142.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

As described above in “Compensation Discussion and Analysis” the Company and J. Edward Coleman are parties to an employment agreement covering the terms and conditions of Mr. Coleman’s employment as Chairman of the Board and Chief Executive Officer. The employment agreement also provides certain termination benefits to Mr. Coleman. Under the agreement, if Mr. Coleman’s employment is terminated by the Company without cause or by Mr. Coleman for good reason (defined generally as a reduction in aggregate compensation target, a reduction in duties or authority or removal as chairman and chief executive officer), Mr. Coleman will be entitled to receive an amount equal to two times (1) his base salary (at its then current rate) plus (2) his annual bonus (in an amount equal to the average percentage of target bonus paid to him for the three years preceding the employment termination date times the target bonus amount in effect on the termination date). Subject to a six-month delay under Section 409A if Mr. Coleman is among the top 50 most highly compensated officers, this termination payment is to be paid in a lump sum in cash within 30 days of the date of termination. Mr. Coleman and his eligible dependents will also be entitled to receive medical and dental coverage, at the same premium rates charged to active employees, for up to two years following termination of employment. To receive health coverage, Mr. Coleman will be required to pay the full premium charged for the coverage. The Company will then reimburse him the amount of the premium that exceeds the amount he would have paid as an employee, plus a tax gross-up on that amount. Mr. Coleman will cease to be entitled to these health coverage payments if he becomes employed with another employer during such two-year period. In the event Mr. Coleman’s employment is terminated by reason of disability or death, all compensation and benefits under the agreement will terminate, except that he or his estate will receive benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death. If Mr. Coleman’s employment is terminated for cause or by Mr. Coleman for other than good reason, he will be entitled only to the benefits provided to the company’s executive employees upon a similar termination of employment. The agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment. In the event Mr. Coleman breaches any of these provisions, the Company will have the right to terminate any termination payments due to him, and Mr. Coleman must repay any termination payments made to him upon termination of his employment without cause or for good reason. If Mr. Coleman’s employment had terminated on the last business day of 2010 under circumstances entitling him to the payments described above, he would have been entitled to receive a termination payment of $4,738,500. Total amounts payable to Mr. Coleman in respect of medical and dental coverage for two years would be approximately $48,600. Mr. Coleman is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and the above agreement. In the event of a conflict, Mr. Coleman will be entitled to benefits under the change in control agreement unless the change in control agreement provides for the payment of benefits under the employment agreement.

Change in Control Agreements

The Company has entered into change in control employment agreements with the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits. For Named Officers other than Mr. Coleman, these benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to three years base salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus), (3) a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, (4) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the three-year period, (5) for three years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee, plus a tax gross-up on that amount. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. However, if the gross-up payment in respect of the excise tax would not result in a net after-tax benefit to the executive of at least $50,000, then no gross-up payment will be made, and the termination payments will be reduced (a “Cutback”) to an amount that will not give rise to the excise tax. The executive is under no obligation to mitigate amounts payable under these agreements. In 2010, the Company approved changes to change in control employment agreements to be entered with elected officers in the future, as described in “Compensation Discussion and Analysis.”

Mr. Coleman is entitled to the same special termination benefits enumerated above, except that (a) the lump sum payment referred to in (2) above will be equal to two years salary and bonus, (b) the lump sum payment referred to in (4) above will be for two years of welfare plan premiums and (c) the continued eligibility for health coverage referred to in (5) above will be for two years. In addition, Mr. Coleman’s agreement does not provide for any gross-up for any excise tax imposed on any payment by the Company under Section 4999 of the Internal Revenue Code. The payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Coleman.

If the Named Officers had become entitled to the special termination benefits described above on the last business day of 2010, they would have received the following:

		Lump Sum
		Payment for		Value of	Welfare	Health
	Pro-Rata	Salary	Pension	Outplacement	Benefit Plan	Coverage	Excise Tax
	Bonus	and Bonus	Accrual	Services	Premiums	Payments	Gross-Up	Total
Name	($)	($)	($) (1)	($) (2)	($)	($)	($) (3)	($) (4)

J. Edward Coleman	1,579,501	5,103,002	—	50,000	19,586	54,137	0	6,806,226
Janet B. Haugen	653,360	3,635,364	—	50,000	16,972	81,278	1,832,990	6,269,964
Dominick Cavuoto	458,831	2,801,493	—	50,000	14,470	78,450	1,255,721	4,658,965
Edward C. Davies	530,895	3,017,685	—	50,000	14,470	83,919	1,580,609	5,277,578
Nancy S. Sundheim	494,091	3,002,553	—	50,000	15,422	2,937	1,386,572	4,951,575

(1)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006.

(2)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(3)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plans. The calculations use a Federal excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current income tax rates for the states of residence of the Named Officers.

(4)	Amounts shown in this column do not include the value of the vested awards shown in the tables below under “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs, and, in the case of awards granted beginning in February 2010, a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and time-based RSUs will become fully vested and, depending on the applicable plan, either a pro-rata portion (based on the completed portion of the related performance cycle) or the full amount of the target amount of performance-based RSUs will vest. If a change in control and a termination of employment had occurred on the last business day of 2010, the Named Officers would have become vested in the following number of RSUs, having the following values:

	Vested Units	Value of Vested Units
Name	(#)	(1) ($)

J. Edward Coleman	70,000	1,812,300
Janet B. Haugen	18,819	487,224
Dominick Cavuoto	11,190	289,709
Edward C. Davies	9,010	233,269
Nancy S. Sundheim	11,338	293,541

(1)	Based on the $25.89 closing price of Unisys common stock on December 31, 2010.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

	Stock Options	Exercise Price
Name	(#)	($)

J. Edward Coleman	40,000	18.70
	60,000	6.40
	120,000	34.92
Janet B. Haugen	28,750	6.40
	28,760	34.92
Dominick Cavuoto	28,750	6.40
	28,760	34.92
Edward C. Davies	28,750	6.40
	28,760	34.92
Nancy S. Sundheim	17,000	6.40
	17,040	34.92

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 41. As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan become immediately vested upon a change in control of the Company.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2010, no officers or directors had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (“Rule 14a-8”) for inclusion in the proxy materials for the 2012 annual meeting of stockholders must be received by the Company by November 17, 2011.

Any stockholder who intends to present a proposal at the 2012 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 28, 2012.

Any stockholder who intends to make a nomination for the Board of Directors at the 2012 annual meeting must deliver to the Company no later than January 27, 2012 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2010 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000, plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary

Dated: March 16, 2011

Annual Meeting of Stockholders
April 27, 2011
9:30 a.m.
Philadelphia Marriott West
111 Crawford Avenue
West Conshohocken, Pennsylvania
YOUR VOTE IS IMPORTANT
THANK YOU FOR VOTING
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of 2011 Annual Meeting and Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.
M31310-P09502-Z55009

UNISYS CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 27, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints J. Edward Coleman, James J. Duderstadt and Henry C. Duques, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.
IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING
INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

Address Change/Comments:

(If you noted an address change or comment above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

UNISYS CORPORATION
801 LAKEVIEW DRIVE, SUITE 100
BLUE BELL, PA 19422
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Unisys Corporation in mailing proxy materials, you can consent to receive all future proxy statements, annual reports and proxy cards electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.
VOTE BY MAIL
Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31309-P09502-Z55009	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

UNISYS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

1.	Election of Directors:
	Nominees:		For	Against	Abstain

	1a.	J. Edward Coleman	☐	☐	☐

	1b.	James J. Duderstadt	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2, 3 AND 4		For	Against	Abstain

	1c.	Henry C. Duques	☐	☐	☐	2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011		☐	☐	☐

	1d.	Matthew J. Espe	☐	☐	☐	3. Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 72,000,000 to 100,000,000		☐	☐	☐

	1e.	Denise K. Fletcher	☐	☐	☐

	1f.	Leslie F. Kenne	☐	☐	☐	4. Advisory vote on executive compensation		☐	☐	☐

	1g.	Charles B. McQuade	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR”	1 Year	2 Years	3 Years	Abstain

	1h.	Paul E. Weaver	☐	☐	☐	5. Advisory vote on the frequency of holding an advisory vote on executive compensation	☐	☐	☐	☐

Mark here for address change or comments. SEE REVERSE SIDE					☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described beginning on page 2 of the proxy statement.
						Please indicate if you would like to keep your vote confidential.		Yes ☐	No ☐

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date